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FORM 4
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STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.       Name and Address of Reporting Person

         Elfanbaum, Robert J.
         13801 Riverport Drive, Suite 111
         Maryland Heights, MO 63043
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2.       Issuer Name and Ticker or Trading Symbol

         Agri-Nutrition Group Limited (AGNU)
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3.       IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Statement for Month/Year - January 1998
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5.       If Amendment, Date of Original (Month/Day/Year)
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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         Officer - Chief Financial Officer
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.       Title of Security - COMMON STOCK
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2-4      Transaction Date   Transaction     Securities Acquired (A)
         (Month/Day/Year)      Code           Amount     Price (per share)
         1/20/98               P              3,500      1.3125
         1/27/98               P              1,375      1.15625

           All securities were Acquired.
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5.       Amount of Securities Beneficially Owned at End of Month.

         12,375
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6.       Ownership Form:  Direct (D) or Indirect (I)

         Indirect
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7.       Nature of Indirect Beneficial Ownership

         IRA Plan
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

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Explanation of Responses:


SIGNATURE OF REPORTING PERSON


/s/ ROBERT J. ELFANBAUM

Robert J. Elfanbaum



Date:  February 10, 1998